Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2018 Fourth Quarter and Full-Year Financial Results

Commercial Banking Leads Growth; Interest Income, Deposits Increase

Stroudsburg, PA. – October 24, 2018 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) today announced financial results for fiscal three months and year ended September 30, 2018. The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 22 locations in eastern Pennsylvania, including the Lehigh Valley, suburban Philadelphia and Northeastern Pennsylvania.

The Company reported net income of $3.1 million, or $0.28 per diluted share, for the fourth quarter ended September 30, 2018, compared with net income of $2.0 million, or $0.19 per diluted share, for the same quarter last year. For the year ended September 30, 2018, the Company reported net income of $6.5 million or $0.60 per diluted share, compared to $7.3 million or $0.69 per diluted share for the comparable period in 2017.

Results for the year ended September 30, 2018, reflected a one-time charge to income tax expense of $3.7 million recorded in the Company’s first fiscal quarter related to the reduction in the carrying value of the Company’s deferred tax assets, which resulted from the reduction in the Federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017.

Gary S. Olson, President and CEO, commented: “We were pleased that throughout fiscal 2018, and particularly in the second half of the year, the Company generated accelerating interest income and loan growth from commercial lending. Strong underwriting and risk management ensured the quality of new and existing loans and banking relationships, which supported sound asset quality measurements. Deposit growth reflected a focus on earning a greater share of customers’ total banking business, and our goal of using internally generated product and other data to grow deposits even more.

New team members, organizational restructuring, greater productivity, and a market-focused operational structure played important roles in identifying the Company’s best growth opportunities and securing new business. Operationally, we implemented new systems and procedures for improved performance measurement and analysis, which contributed to greater efficiency and lower noninterest expense.”

HIGHLIGHTS

•

Total interest income in the fourth quarter of 2018 was $16.6 million, up from $14.9 million for the three months ended September 30, 2017. Total interest income for the year ended September 30, 2018 rose to $64.5 million compared to $58.3 million for the fiscal year ended September 30, 2017.

•

Net interest income was $12.0 million in the fourth quarter of 2018 compared to $11.4 million for the comparable period in 2017. Net interest income for the 2018 year was $48.2 million, up 6.0% from $45.5 million for the comparable period in 2017.

•	Reduced compensation and employee benefit costs and selective facility closures were key components of a year-over-year decline in noninterest expense in fiscal 2018 compared with fiscal 2017 of 3.8%.

•	Core deposits (demand, savings and money market accounts) were 60.7% of total deposits at September 30, 2018.

•	Total net loans at September 30, 2018 were $1.31 billion, up 5.5% from September 30, 2017, with growth driven by commercial and government lending.

•	Total commercial loans (commercial & industrial, commercial real estate, and government), increased 28.3% to $539.4 million at fiscal year-end 2018, compared to $420.5 million a year earlier.

•

With total loans increasing to $1.31 billion at September 30, 2018 from $1.24 billion at September 30, 2017, asset quality remained strong. Non-performing assets declined to 0.64% of total assets at September 30, 2018 from 0.88% at September 30, 2017.

•

Tangible book value per share was $13.92 at September 30, 2018 compared to $14.41 at September 30, 2017. The Company’s total stockholders’ equity decreased $3.5 million at September 30, 2018 compared to September 30, 2017 due primarily to the charge related to the tax law change and an increase in accumulated other comprehensive loss due to rising interest rates. The company paid a $0.09 cash dividend in each of the four quarters of fiscal 2018.

Olson continued: “We are confident that our financial results in the fourth quarter and full year of 2018 demonstrate we have established a strategy and course of action that will generate positive results and build value for shareholders.”

Fourth Quarter and Full-Year 2018 Income Statement Review

Total interest income rose to $16.6 million for the three months ended September 30, 2018 from $14.9 million for the three months ended September 30, 2017. Total interest income for the year of 2018 rose $6.2 million to $64.5 million compared with 2017.

Interest expense increased $1.1 million for the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily reflecting a larger base of deposits and increased borrowing costs. Total interest expense for the year of 2018 increased $3.5 million compared with 2017 for the same primary reasons.

“Building the Company’s base of core deposits has been, and will continue to be, our top priority,” Olson commented. “While growing the commercial loan portfolio is critical, shorter term borrowings – particularly with the numerous rate increases we have seen – are impacting our cost of funds and margins. We have clear goals and initiatives to continue building the Company’s deposits to reduce the reliance on borrowed funds over time.”

Net interest income was $12.0 million for the three months ended September 30, 2018 compared with $11.4 million for the comparable period in 2017. Net interest income was up $2.7 million or 6.0% to $48.2 million for the fiscal year ended September 30, 2018 from $45.5 million for the comparable period in 2017.

The net interest margin for the fourth quarter of 2018 was 2.79%, compared with 2.75% for the fourth quarter of fiscal 2017. The net interest margin was 2.85% for the 12 months ended September 30, 2018 compared with 2.77% for the 12 months ended September 30, 2017. The net interest rate spread was 2.62% for the fourth quarter of fiscal 2018 compared to 2.65% for the fourth quarter of fiscal 2017. The net interest spread was 2.71% for the fiscal year ended September 30, 2018 compared to a net interest rate spread of 2.69% for the fiscal year ended September 20, 2017.

Based on decreased charge-off activity, the Company’s provision for loan losses decreased to $925,000 for the three months ended September 30, 2018, compared with $1.1 million for the three months ended September 30, 2017. The Company’s provision for loan losses increased to $4.0 million for the fiscal year ended September 30, 2018, compared with $3.4 million for the fiscal year ended September 30, 2017, primarily reflecting increased lending.

Noninterest income declined 17.9% or $436,000 to $2.0 million for the three months ended September 30, 2018 compared with the three months ended September 30, 2017 due primarily to a $451,000 decline in other income. Noninterest income for the three months ended September 30, 2017 included a one-time recovery of approximately $400,000 from the redemption by the seller of purchased loans that had been previously written down by the Company. Noninterest income decreased $386,000 or 4.7%, to $7.8 million for the fiscal year ended September 30, 2018, compared with $8.2 million for the fiscal year ended September 30, 2017. The decrease in the year end 2018 comparison was primarily attributable to the previously mentioned $400,000 one time recovery in the quarter ended September 30, 2017.

Noninterest expense decreased 7.8% to $9.4 million for the three months ended September 30, 2018 compared with $10.2 million for the comparable period in 2017. The primary reasons for the decrease included decreases in compensation and employee benefits of $512,000, advertising of $124,000 and professional fees of $124,000 partially offset by a decrease in the gain of foreclosed real estate of $226,000. Noninterest expense decreased $1.6 million or 3.8% to $39.9 million for the year ended September 30, 2018 compared with $41.4 million for the comparable period in 2017. The primary reasons for the decrease included lower operating expense in all categories, partially offset by a decrease in gain on foreclosed real estate and an increase in other expenses. “The decreases in noninterest expense are the result of the Company’s strategic goal to become more cost efficient,” according to Allan A. Muto, the Company’s Chief Financial Officer.

Income taxes for the year ended September 30, 2018 increased $4.1 million to $5.7 million from $1.6 million for the year ended September 30, 2017. The increase was primarily the result of the previously mentioned one-time charge of $3.7 million related to the Tax Cut and Jobs Act of 2017. Also, as a result of the tax law change, the Company’s statutory income tax rate was reduced from 34.0% to 24.25% for the fiscal year ended September 30, 2018.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $48.6 million to $1.83 billion at September 30, 2018, from $1.79 billion at September 30, 2017. This increase was primarily due to increases in loans receivable.

Loans receivable, net of allowance for loan losses, was $1.31 billion at September 30, 2018 compared with $1.24 billion at September 30, 2017. Increased commercial lending offset declines in residential, consumer, and indirect auto lending.

Commercial real estate loans increased to $416.6 million at September 30, 2018 from $318.3 million at September 30, 2017, while commercial & industrial loan totals were $49.5 million at September 30, 2018 compared with $44.1 million at September 30, 2017. Residential mortgage lending declined $6.1 million in 2018, reflecting a decline in housing inventory and slowing demand due to rising interest rates in most of the Bank’s market areas.

Indirect auto loans decreased $40.4 million at September 30, 2018 compared to September 30, 2017 reflecting the Company’s previously disclosed decision to no longer offer indirect auto financing.

Total deposits increased $62.0 million, or 4.9%, to $1.34 billion at September 30, 2018, from $1.27 billion at September 30, 2017. During the same period, borrowings decreased $13.1 million, as the Company focused on funding growing lending activity from organic growth in deposits.

The Company maintained sound asset quality measurements. Nonperforming assets were $11.7 million, or 0.64%, of total assets at September 30, 2018, compared to $15.7 million, or 0.88%, of total assets at September 30, 2017. Net loan charge-offs in fiscal fourth quarter 2018 were $366,000 compared to $956,000 in fiscal fourth quarter 2017. Net loan charge-offs were $1.7 million for the year ended September 30, 2018 compared to $3.0 million for the same period in 2017. The allowance for loan losses was $11.7 million, or 0.89% of loans outstanding, at September 30, 2018 compared to $9.4 million, or 0.75% at September 30, 2017.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of approximately 9.47%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 8.70%.

Stockholders’ equity decreased $3.5 million to $179.2 million at September 30, 2018, from $182.7 million at September 30, 2017. The decline primarily reflects an increase in accumulated other comprehensive loss offset in part by net income. Tangible book value per share at September 30, 2018 was $13.92, compared with $14.41 at September 30, 2017. The Company paid a quarterly cash dividend of $0.09 per share on September 30, 2018.

Olson concluded: “We are enthusiastic about our prospects, believe we are on-target to achieve the growth goals we have established, and are confident in our team’s ability to execute a strategy that is generating positive financial results. With additional resources in place to more effectively measure our performance and maximize the value of the data we generate, we believe there is great opportunity to grow commercial and, selectively, retail banking. With our focus on productivity and operational efficiency, we believe the Company will continue to build value for shareholders as we enter a new fiscal year.”

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Lehigh Valley, suburban Philadelphia and Northeastern Pennsylvania regions. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above, as well as risk factors disclosed in our Annual Report on Form 10-K (as supplemented by our quarterly reports on Form 10-Q) could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2018	September 30, 2017
	(dollars in thousands)
ASSETS
Cash and due from banks	$39,197	$36,008
Interest-bearing deposits with other institutions	4,342	5,675

Total cash and cash equivalents	43,539	41,683
Certificates of deposit	500	500
Investment securities available for sale	371,438	390,452
Loans receivable (net of allowance for loan losses of $11,688 and $9,365)	1,305,071	1,236,681
Regulatory stock, at cost	12,973	13,832
Premises and equipment, net	14,601	16,234
Bank-owned life insurance	38,629	37,626
Foreclosed real estate	1,141	1,424
Intangible assets, net	1,375	1,844
Goodwill	13,801	13,801
Deferred income taxes	8,441	10,422
Other assets	22,281	20,719

TOTAL ASSETS	$1,833,790	$1,785,218

LIABILITIES
Deposits	$1,336,855	$1,274,861
Short-term borrowings	179,773	137,446
Other borrowings	118,723	174,168
Advances by borrowers for taxes and insurance	6,826	5,163
Other liabilities	12,427	10,853

TOTAL LIABILITIES	1,654,604	1,602,491

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,765	180,764
Unallocated common stock held by the Employee Stock Ownership Plan	(8,255)	(8,720)
Retained earnings	94,112	91,147
Treasury stock, at cost	(77,707)	(79,891)
Accumulated other comprehensive loss	(9,910)	(754)

TOTAL STOCKHOLDERS’ EQUITY	179,186	182,727

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,833,790	$1,785,218

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2018	2017	2018	2017
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$13,695	$12,293	$53,399	$48,162
Investment securities:
Taxable	2,356	2,052	8,826	8,042
Exempt from federal income tax	147	287	903	1,194
Other investment income	364	249	1,375	920

Total interest income	16,562	14,881	64,503	58,318
INTEREST EXPENSE
Deposits	3,011	2,204	10,308	8,471
Short-term borrowings	989	526	3,516	1,449
Other borrowings	592	728	2,444	2,879

Total interest expense	4,592	3,458	16,268	12,799

NET INTEREST INCOME	11,970	11,423	48,235	45,519
Provision for loan losses	925	1,100	4,000	3,350

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,045	10,323	44,235	42,169

NONINTEREST INCOME
Service fees on deposit accounts	837	887	3,373	3,440
Services charges and fees on loans	309	425	1,319	1,337
Trust and investment fees	288	205	1,020	752
Gain on sale of investments, net	87	—	162	295
Earnings on Bank-owned life insurance	250	258	1,004	1,033
Insurance commissions	189	170	764	747
Other	42	493	171	595

Total noninterest income	2,002	2,438	7,813	8,199

NONINTEREST EXPENSE
Compensation and employee benefits	5,579	6,091	23,307	24,420
Occupancy and equipment	1,041	1,085	4,461	4,472
Professional fees	612	736	2,368	2,886
Data processing	864	884	3,561	3,657
Advertising	213	337	903	1,137
Federal Deposit Insurance Corporation Premiums	192	225	871	870
Gain on foreclosed real estate	(24)	(250)	(24)	(370)
Amortization of intangible assets	88	158	469	643
Other	855	946	3,937	3,723

Total noninterest expense	9,420	10,212	39,853	41,438

Income before income taxes	3,627	2,549	12,195	8,930
Income taxes	542	540	5,664	1,591

Net Income	$3,085	$2,009	$6,531	$7,339

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2018	2017	2018	2017
Earnings per share:
Basic	$0.28	$0.19	$0.60	$0.69
Diluted	$0.28	$0.19	$0.60	$0.69

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2018	2017	2018	2017
	(dollars in thousands, unaudited)		(dollars in thousands, unaudited)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,823,002	$1,771,002	$1,814,678	$1,763,409
Total interest-earning assets	1,702,891	1,649,279	1,693,445	1,641,915
Total interest-bearing liabilities	1,459,537	1,413,030	1,456,103	1,415,626
Total stockholders’ equity	180,932	183,288	180,759	178,629
PER COMMON SHARE DATA:
Average shares outstanding - basic	10,945,880	10,704,554	10,833,844	10,601,733
Average shares outstanding - diluted	10,945,885	10,766,159	10,833,845	10,663,457
Book value shares	11,782,718	11,596,263	11,782,718	11,596,263
Net interest rate spread	2.62%	2.65%	2.71%	2.69%
Net interest margin	2.79%	2.75%	2.85%	2.77%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531